UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 2, 2006

Cogdell Spencer Inc.
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	001-32649 (Commission File Number)	20-3126457 (IRS Employer Identification Number)

4401 Barclay Downs Drive, Suite 300 Charlotte, North Carolina (Address of principal executive offices)	28209 (Zip Code)
Registrant’s telephone number, including area code: (704) 940-2900
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement
SIGNATURES

ITEM 1.01 Entry into a Material Definitive Agreement
     On March 2, 2006, Cogdell Spencer LP (the “Operating Partnership”), a subsidiary of Cogdell Spencer Inc. (the “Company”), entered into a contract (the “Agreement”) giving the Operating Partnership the right, but not the obligation, to acquire a portfolio consisting of two medical office buildings located in Glendale, California and one building in Richmond, Virginia (collectively, the “Portfolio”). The third-party seller of the California and Virginia properties are Hanover LaSalle Medical Office, L.L.C. and Verdugo LaSalle Medical Office, L.L.C. (collectively, the “Seller”).
     The aggregate purchase price for the Portfolio is expected to be approximately $36.5 million, exclusive of transaction costs, financing fees and working capital reserves. We anticipate that the acquisition will be funded from borrowings under the Operating Partnership’s existing revolving credit facility and the assumption of existing term financing associated with the Richmond, Virginia property. We expect this transaction to close during the first quarter of 2006.
     The Agreement provides for a 15-day due diligence period, which commenced on March 2, 2006. The Operating Partnership has the right to terminate the Agreement by written notice and without penalty for any reason or no reason at all during this due diligence period.
     The Company has also simultaneously entered into a non-binding letter of intent to sell the two Glendale, California properties to a third party, not a party to the Agreement. Should the transaction contemplated by this letter of intent not be fulfilled, the Company will remain obligated under the terms of the Agreement.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COGDELL SPENCER INC.
By:	/s/ Frank C. Spencer
	Name:	Frank C. Spencer
	Title:	Chief Executive Officer and President

Date: March 3, 2006

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